Exhibit 10.73

FORBEARANCE AGREEMENT

(Citicorp Vendor Finance, Inc.)

This Forbearance Agreement (the “Agreement”), dated as of July 12, 2005 is by and between Citicorp Vendor Finance, Inc. (“Lessor”) and Molecular Imaging Corporation f/k/a Mobile PET Systems, Inc. (“Molecular”). Reference is made to the Master Lease Agreement No: 200079634 dated January 2003 regarding an ECAT Exact 47 PET Imaging System and Chevrolet Truck, VIN 1GBM7C1CXXJ106794 (with addendums, amendments and schedules thereto collectively, the “Lease”). Terms used herein and otherwise not defined herein shall have the meanings ascribed thereto in the Lease.

WHEREAS, Molecular is in default of its respective obligations under the Lease for failure to make certain payments when due (the “Existing Default”) and Molecular acknowledges said Existing Default; and

WHEREAS, Molecular has not cured the Existing Default; and

WHEREAS, Lessor has accelerated all amounts due and owing to Lessor under the Lease and has made demand for the return of the Equipment subject to the Lease; and

WHEREAS, Molecular acknowledges all of the foregoing, and that the Existing Default remains outstanding; and

WHEREAS, Lessor is willing to forebear only as expressly provided herein in the exercise and enforcement of such rights, powers and remedies only upon compliance and fulfillment by Molecular of the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. CURRENT ARREARAGE UNDER THE LEASE

1.1 Molecular hereby acknowledges, confirms and agrees that, through and including the date of this Agreement, the amount of $533,332.95 is currently past due and owing to Lessor pursuant to the Lease.

1.2 Molecular hereby acknowledges, confirms and agrees that as of the date hereof, the Lease is in full force and effect and represents the valid, legal and binding obligations of Molecular to Lessor.

2. FORBEARANCE

2.1 Lessor hereby agrees to forbear from exercising and enforcing its rights, powers and remedies under the Lease or now existing at law or in equity or by statute with respect to the Event of Default set forth above, provided that Molecular shall comply with and fulfill each of the following terms and conditions:

A.	Molecular shall pay to Lessor three (3) consecutive monthly payments of $7,312.68 each, the first payment to be made on or before July 14, 2005; the second payment to be made on or before July 30, 2005; and the third payment to be made on or before August 30, 2005.

B.	Molecular shall grant to Lessor free and unfettered access to the Equipment covered by the Lease upon reasonable notice by Lessor.

2.2 Molecular agrees that any breach or default under this Agreement by Molecular will also constitute an Event of Default under the Lease and that any Event of Default (other than the failure to make the full lease payment under the Lease during the forbearance period) under the Lease shall constitute a default hereunder. Molecular hereby waives all notices and cure periods which may be provided for under the Lease and agrees that Lessor shall be immediately entitled to all relief afforded to Lessor thereunder. Notwithstanding anything to the contrary, Lessor shall give five (5) business days written notice to Molecular at the address provided for under the Lease of any occurrence of a default under this Agreement and an opportunity to cure such default without acceleration during such five (5) day period.

2.3 Lessor’ forbearance is further expressly subject to and conditioned upon Molecular’s strict compliance with each and every term and provision of this Agreement and the Lease as modified under this Agreement.

2.4 Upon the breach by Molecular of any provision of this Agreement or any Event of Default under the Lease (other than the failure to make the full lease payment under the Lease during the forbearance period), Lessor, at its option, may withdraw its forbearance hereunder. Lessor shall promptly advise Molecular of any such withdrawal, and until all of the indebtedness (including any accelerated late charges) to Lessor have been paid in full, Lessor shall have the undisputed and absolute right to exercise and enforce all the rights, powers and remedies which may exist pursuant to the Lease or at law, in equity or by statute, or without further demand or notice of any kind, all of which are hereby waiver by Molecular.

3. REPRESENTATIONS AND WARRANTIES

Molecular represents and warrants that:

3.1 The execution and delivery of this Agreement and performance by Molecular of all its obligations hereunder are within Molecular’s corporate powers and authority, have been duly authorized by appropriate corporate actions and do not and will not contravene or conflict with the charter or bylaws of Molecular. This Agreement has been duly executed and delivered by Molecular and constitutes the legal, valid and binding obligations of Molecular, enforceable against Molecular in accordance with its terms.

3.2 No consent, order, qualification, validation, license, approval or authorization of, or filing, recording, registration or declaration with, or other action in respect of, any governmental body, authority, bureau or agency or other person is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, this Agreement.

3.3 The execution, delivery and performance of this Agreement by Molecular do not and will not violate any law, government regulation, judgment, order or decree applicable to Molecular and do not and will not violate the provisions of, or constitute a default or any Event of Default under, result in the creation of any security interest or lien upon any property of Molecular pursuant to any indenture, mortgage, instrument, contract, agreement or other undertaking to which Molecular is a party or is subject or by which Molecular or any of its real or personal property may be bound.

3.4 Molecular knows and understands the contents of this Agreement and has had the opportunity to review and consider the terms of this Agreement with counsel of Molecular’s choice.

3.5 No other equipment leasing lessors or lenders of Molecular have, are or shall receive economic terms to induce such lessor’s or lender’s forbearance that are more favorable than the terms being provided to Lessor hereunder.

4. LIMITATION ON FORBEARANCE

The forbearance set forth herein shall expire on September 30, 2005 and shall be limited precisely as written and neither the fact of Lessor’ forbearance nor any other provision or matter herein shall be deemed or construed to (i) be a consent to any forbearance, waiver, amendment or modification of any other term, provision or condition of the Lease, or of any instruments or agreements referred to therein or related thereto, or (ii) affect, impair, operate as a waiver of, or prejudice any right, power or remedy which Lessor may have or may have in the future under or in connection with the Lease or any instruments or agreements related thereto. During the forbearance period and at all times thereafter, Lessor hereby reserves all right, powers and remedies specifically given to it under the Lease or now or hereafter existing at law or in equity or by statute.

5. GENERAL

5.1 Except as expressly modified by this Agreement, all terms, provisions and conditions of the Lease shall remain in full force and effect and in all other respects all ratified and confirmed by the parties thereto.

5.2 This Agreement may be executed in any number of counterparts and by different parties hereto and separate counterparts, each of which when so executed and delivered shall be deem to be an original, but all of which counterparts together shall constitute but one instrument and the same instrument.

5.3 This Agreement and rights and obligations of the parties hereto shall be construed to be in accordance with and governed by the internal laws of the State of New Jersey without giving effect to the principles of choice of law.

5.4 No delay on the part of Lessor in the exercise or enforcement of any right or remedy available pursuant to the Lease, this Agreement, at law or in equity or by statute or otherwise shall operate as a waiver thereof, nor shall any single or partial exercise or enforcement by Lessor of any right, power or remedy preclude other or further exercise or enforcement thereof, or the exercise or enforcement of any other right, power or remedy.

5.5 The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be unenforceable, the remainder shall remain in full force and effect, and such unenforceable provisions shall be reformed by such court as to give maximum legal effect to the intention of the parties as expressed herein.

5.6 This Agreement shall be binding upon and shall inure to the benefit of Lessor, its directors, officers, agents, attorneys, employees, successors and assignees, and to Molecular, its officers, agents, attorneys, employees, successors and assignees.

5.7 This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, and understandings, oral or written, of the parties with respect to the subject matter hereof except the agreements embodied in the Lease. No provision of this Agreement, including, without limitations, any provision of this section may be or shall be deem waive, modified or amended by the course of conduct of Molecular or Lessor or in any other manner except by written instrument which unambiguously set forth waive, modified or amended and which is signed and delivered by Lessor.

5.8 Unless waived by Molecular, this Agreement shall become effective only upon the condition precedent that Molecular enter into forbearance agreements, on or before July 14, 2005, with its other equipment leasing lenders substantially in the form of, and with similar economic accommodations as (i.e. forbearance until September 30, 2005 in exchange for 1/3 monthly lease payments), provided in this Agreement. As provided in Section 3.5, above, no other lessor or lender of Molecular shall receive more favorable forbearance economic terms than Lessor.

In witness whereof, the parties hereto have executed this Agreement the day and year first written above.

MOLECULAR IMAGING CORPORATION

By:	/s/ Kenneth C. Frederick
Title:	Chief Executive Officer

CITICORP VENDOR FINANCE, INC.

By:	/s/ Raymond E. Martin
Title:	Assistant Vice President